Registration No.
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORNING NATURAL GAS CORPORATION
(Exact name of Registrant as specified in its charter)

New York	16-0397420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 W. William St., Corning, New York 14830
(607) 936-3755
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Michael I. German
President and Chief Executive Officer
Corning Natural Gas Corporation
330 W. William St., Corning, New York 14830
(607) 936-3755
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Marc C. Krantz, Esq.
Christopher J. Hubbert, Esq.
Kohrman Jackson & Krantz P.L.L.
1375 East Ninth Street, 20th Floor
Cleveland, Ohio 44114
(216) 696-8700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Amount of		Proposed Maximum Amount of	Amount of
Securities to be Registered	Registered	Offering Price per Unit		Aggregate Offering Price	Registration Fee
Investment Units, each consisting of one share of Common Stock, $5.00 par value, and one Warrant	506,918	$16.00		$8,110,688	$249.00
Shares of Common Stock included as part of the Investment Units	506,918	N/A	(1)	N/A	N/A
Warrants included as part of the Investment Units	506,918	N/A	(1)	N/A	N/A (2)
Shares of Common Stock underlying the Warrants	354,843 (3)	$19.00		$6,742,009	$207.00
Total Registration Fee					$456.00

(1)	The Common Stock and Warrants comprising a part of each Investment Unit are being issued without any separate consideration.

(2)	No separate registration fee is required pursuant to Rule 457(g).

(3)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

506,918 INVESTMENT UNITS

CORNING NATURAL GAS CORPORATION

EACH INVESTMENT UNIT CONSISTING OF ONE SHARE OF
COMMON STOCK AND ONE WARRANT TO PURCHASE
0.7 SHARES OF COMMON STOCK

We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 506,918 investment units, each consisting of one share of our common stock and one four-year warrant to purchase 0.7 shares of common stock at a cash exercise price of $19.00 per share. This rights offering is being made to help fund capital expenditures, the retirement of our debt and future growth opportunities.

You will not be entitled to receive any subscription rights unless you are a shareholder of record as of 5:00 p.m. New York City time on <record date>, which is the record date for this rights offering. Your subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on <expiration date>, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

Shares of our common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board® under the symbol “CNIG.” The last reported sale price of our common stock on [          ], 2007 was $[     ] per share.

This is not an underwritten offering and there will be no underwriter’s discounts or commissions. The subscription price and gross proceeds (before expenses) to Corning is $16.00 per investment unit, and the aggregate subscription price and aggregate gross proceeds (before expenses) to Corning will be approximately $8.1 million.

AN INVESTMENT IN INVESTMENT UNITS INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING AT PAGE 9 IN THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is [          ], 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where offers are permitted and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

About This Prospectus

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission, or the SEC, on Form S-3 covering the subscription rights, the investment units, and the shares of common stock and warrants (and the common stock underlying the warrants) comprising the investment units offered by us in connection with the distribution of the subscription rights to our shareholders. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the SEC’s web site located at www.sec.gov or at the SEC’s offices mentioned under the heading “Where You Can Find More Information” at page 29.

Forward-Looking Statements

This prospectus contains statements that are forward-looking, such as statements relating to future capital expenditures, financing sources and availability, business development and acquisitions, dispositions, and the

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effects of regulation and competition. The words “believe,” “expect,” “anticipate,” “intend,” “may,” “plan,” and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. Accordingly, actual results may differ materially from those expressed in any forward-looking statements. These statements include but are not limited to statements under the captions “Questions and Answers About the Rights Offering,” “Summary” and “Risk Factors,” as well as all other sections in this prospectus. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to:

•	our ability to obtain additional equity or debt financing,

•	the effect of any interruption in our supply of natural gas or a substantial increase in the price of natural gas,

•	our ability to successfully negotiate new supply agreements for natural gas as they expire, on terms favorable to us, or at all,

•	the effect on our operations of weather conditions and conservation efforts by our customers,

•	the effect on our operations of any actions by the New York Public Service Commission,

•	the effect on our operations of unexpected changes in any other applicable legal or regulatory requirements,

•	the effect of any litigation arising from actions taken or not taken by our former executive officers and any agreements executed in connection therewith,

•	our ability to retain the services of our senior executives and other key employees, and

•	our vulnerability to adverse general economic and industry conditions and competition.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events.

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Summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section beginning at page 9. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC as described under “Where You Can Find More Information” at page 29.

We use the terms “we,” “us,” “our,” “the Company” and “Corning” in this prospectus to refer to Corning Natural Gas Corporation.

Our Company	Overview
Incorporated in 1904, we are a public utility company headquartered in Corning, New York. Our primary business is a regulated natural gas distribution business with operations in New York.

We purchase, transport, distribute and sell natural gas to approximately 14,500 customers in the Corning and Hammondsport, New York areas. We have approximately 400 miles of gas distribution and transmission pipelines in our service areas with a population of approximately 50,000. Our customer base includes residential, commercial, industrial and municipal customers in the Corning area and a gas utility that services the Bath area.

At December 31, 2006, we provided service to 10,154 residential customers, 769 small and large commercial customers and 3,568 aggregation customers. Our largest customers are Corning Incorporated, New York State Electric & Gas and Bath Electric, Gas & Water Systems.

Our natural gas supply comes from third-party providers and from natural gas held in storage. We have entered into a supply arrangement with Virginia Power Energy Marketing, Inc., or VPEM, for natural gas through the fall of 2007. Currently, we are evaluating proposals for the management of our capacity and storage assets through the fall of 2008. We have contracted for storage capacity of approximately 586,000 decatherms, or Dth.

Our business is highly seasonal because a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes weather normalization clauses in our tariffs which are designed to mitigate the effect of departures from normal temperatures on both our earnings and cost to our customers.

Our utility operations are subject to regulation by the New York Public Service Commission, or the NYPSC, as to rates, service area, adequacy of service and safety standards.

Recent Industry Trends
Since 2000 domestic energy markets have experienced significant price increases and price volatility. Natural gas markets have been particularly volatile, principally due to weather. Rising natural gas prices have resulted in a surge in supply-related investment that we believe has stabilized domestic production, causing an increase in the supply of natural gas. Increasing supplies and price induced conservation have favorably impacted natural gas prices and this trend is likely to continue. Given the current environment, we expect that natural gas will maintain a favorable competitive position compared to other fossil fuels. Given natural gas’ clean burning attributes, we believe environmental regulations may enhance this competitive outlook.

Our Operating and Growth Strategy
We intend to enhance shareholder value through revenue growth and reduction of our operating costs. As a gas utility, our earnings are primarily determined by a rate of return set by the NYPSC on the investments in our facilities and equipment (i.e., our rate base) to ensure service to our customers. Over the next several years, we intend to make significant capital investments to ensure the safety and reliability of our gas network. Based on these capital investments, we anticipate that we will increase our rate base. In addition, we have identified growth opportunities that we believe will contribute to our revenues, earnings and rate base, including growth in our existing service territory, expansion into new areas and increased connections with local production sources.

Experienced Management Team
Our executive management team and board of directors have over 130 years of collective experience in the utility industry.

Our principal executive offices are located at 330 West William Street, Corning, New York 14830, and our telephone number is 607-936-3755. Our web site is www.corninggas.com. The information available on our web site is not part of this prospectus or any other reports filed by us with the SEC.

The rights offering	We are distributing subscription rights to holders of our common stock, at no charge, at the rate of one right for each share of common stock owned as of <record date>. We are not distributing fractional rights.

Basic subscription privilege	Each right entitles you to purchase one investment unit at the subscription price of $16.00 per investment unit purchased. Each investment unit consists of one share of our common stock and one four-year warrant to purchase 0.7 shares of our common stock at a price of $19.00. We will not issue fractional shares upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

Over-subscription privilege	If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional investment units at $16.00 per investment unit. If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata among the over-subscribing rights holders.

Expiration date	5:00 p.m. New York City time, <expiration date>, unless otherwise extended by us to a later date.

Procedure for exercising rights	You may exercise your basic subscription privilege and your over-subscription privilege by properly completing the rights certificate and forwarding it to the subscription agent with payment of the subscription price, including payment for all the shares you wish to purchase with both the basic subscription privilege and the over-subscription privilege. The subscription agent must actually receive the rights certificate and payment at or prior to the expiration of the rights offering. If you send rights certificates by mail, you are urged to use insured, registered mail.

Subscription agent	Registrar and Transfer Company, telephone number 800-368-5948.

Use of proceeds	We will use the proceeds of this rights offering and cash flows from our existing operations for capital expenditures, including replacement of distribution mains and customer service lines, the retirement of debt, future growth in our existing service territory, expansion into new areas and increased connections with local production sources and expenses and fees related to this rights offering.

Risk factors	You should carefully read the section entitled “Risk Factors” beginning at page 9 before you sell or exercise your rights.

Frequently Asked Questions About the Rights Offering

Q.	What is the rights offering?

A.	The rights offering is a distribution to holders of our common stock, at no charge, of transferable subscription rights. We are distributing one right for each share of common stock owned as of 5:00 p.m. New York time on <record date>, the record date, for a total of 506,918 subscription rights. We will not distribute fractional rights or issue fractional shares. Each right is evidenced by a rights certificate.

Q.	What is a subscription right?

A.	Each full subscription right is a right to purchase one investment unit, consisting of one share of our common stock and one warrant to purchase 0.7 shares of our common stock within four years, for an exercise price of $19.00 per share. Each subscription right carries with it a basic subscription privilege and an over-subscription privilege. We will not issue fractional shares upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

Q.	What is the basic subscription privilege?

A.	The basic subscription privilege of each right entitles you to purchase one investment unit at the subscription price of $16.00 per investment unit purchased.

Q.	What is the over-subscription privilege?

A.	We expect that some of our shareholders will not exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing shareholders that exercise all of their basic subscription privileges with the opportunity to purchase those investment units that are not purchased by other shareholders through the exercise of their basic subscription privileges. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional investment units at the same subscription price of $16.00 per investment unit that applies to your basic subscription privilege. If the number of investment units requested by all holders exercising the over-subscription privilege is less than the total number of investment units available, then each person exercising the over-subscription privilege will receive the total number of investment units requested. If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata among the over-subscribing rights holders. “Pro rata” means in proportion to the number of investment units that you and the other holders of subscription rights have purchased by exercising your over-subscription privileges. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Q.	How long will the rights offering last?

A.	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on <expiration date>, your subscription rights will expire. We may, in our discretion, extend the rights offering until some later time. There is no maximum duration for this rights offering.

Q.	Why is Corning engaging in a rights offering?

A.	he purpose of the rights offering is to raise funds to finance capital expenditures, including replacement of distribution mains and customer service lines, the retirement of debt, future growth in our existing service territory, expansion into new areas and increased connections with local production sources and expenses and fees related to this rights offering. See “Use of Proceeds” at page 14.

Q.	How were the subscription price for the investment units and the exercise price for the warrants comprising a part of each investment unit established?

A.	Our board of directors determined the price for the investment units and the exercise price of the warrants comprising a part of each investment unit based on the information available to the board. Our board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. Our board of directors considered a number of factors in establishing the subscription price, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, and because the investment units include both shares of common stock and warrants to purchase common stock (for which no market exists), the trading price of our common stock may be below the subscription price even at the closing of this rights offering.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price of the offering. On [ ], 2007 the last reported sales price for our common stock on the OTC Bulletin Board® was $[ ] per share. You should not consider the subscription price to be an indication of our value or any assurance of future value.

Q.	How do I exercise my subscription rights?

A.	You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” at page 20. If you wish to exercise your over-subscription privilege, you must pay in full for (1) the number of investment units you purchase with your basic subscription privilege and (2) the number of investment units you wish to purchase with your over-subscription privilege. You may pay the subscription price in a number of different ways. See “The Rights Offering — Method of Payment” at page 18. In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date. An uncertified personal check may take five business days or more to clear. Accordingly, if you pay the subscription price by personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before the expiration date.

Q.	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A.	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q.	What if the market price per share of the common stock is less than the subscription price per share when I am deciding to exercise my subscription rights?

A.	Consult your broker. Depending on the market price of our common stock, it may be more cost effective for you to purchase shares of our common stock over-the-counter rather than exercise your subscription rights Note, however, that shares of common stock that you purchase over-the-counter will not include a warrant, as the investment units contain.

Q.	Will I be charged a sales commission or a fee by Corning if I exercise my subscription rights?

A.	No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale.

Q.	What is the board of directors’ recommendation regarding the rights offering?

A.	Our board of directors is not making any recommendation as to whether you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information in this prospectus, including the “Risk Factors” beginning at page 9.

Q.	Is exercising my subscription rights risky?

A.	Yes. The exercise of your rights involves risks. Exercising your subscription rights means buying additional shares of our common stock, along with the warrant contained in the investment unit, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning at page 9 before deciding to exercise or sell your subscription rights.

Q.	May I transfer or sell my subscription rights if I do not want to purchase any investment units?

A.	Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the actual subscription rights certificates until 5:00 p.m., New York City time, on [ ], three business days prior to the expiration date. In addition, we will not take any steps to facilitate trading and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See “The Rights Offering — Methods for Transferring and Selling Subscription Rights” at page 22.

Q.	How may I sell my rights?

A.	You may sell your subscription rights by contacting your broker or the institution through which you hold your shares of common stock.

Q.	Am I required to subscribe in the rights offering?

A.	No.

Q.	What happens if I choose not to exercise my subscription rights?

A.	If you do not exercise your subscription rights, the rights offering will not affect the number of shares of common stock you now own. However, if you choose not to exercise your subscription rights and other shareholders do, the percentage of our common stock that you own after the offering will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their basic and over-subscription rights. In addition, your voting and other rights will be diluted to the extent that other shareholders exercise their warrants comprising a part of each investment unit. Rights not exercised prior to the expiration of the rights offering will expire.

Q.	How many shares and warrants will be outstanding after the rights offering?

A.	Assuming that the rights offering is fully subscribed, 1,013,836 shares of our common stock will be outstanding and warrants to purchase 354,843 shares of our common stock will be outstanding immediately after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or warrants.

Q.	What happens if the rights offering is not fully subscribed after giving effect to the over-subscription privilege?

A.	Any rights not exercised after giving effect to the over-subscription privilege will expire.

Q.	After I exercise my rights, can I change my mind and cancel my purchase?

A.	No. Once you send in your rights certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $16.00 per investment unit subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase investment units at a price of $16.00 per investment unit. See “The Rights Offering — No Revocation” at page 21.

Q.	What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

A.	A holder of our common stock will not recognize income or loss for United States federal income tax purposes upon receipt or exercise of subscription rights in the rights offering. However, you should consult with your own financial or tax advisor. See “Summary of United States Federal Income Tax Consequences,” beginning at page 26.

Q.	When will I receive my new shares and warrants?

A.	If you purchase investment units through this rights offering, you will receive certificates representing the shares and warrants comprising the investment units as soon as practicable after the expiration of the rights offering and after all pro-rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.” Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Q.	Will the new shares initially trade over-the-counter and be treated like other shares?

A.	Yes. Our common stock is traded over-the-counter and sales are reported on the OTC Bulletin Board® under the symbol “CNIG.” On [ ], 2007 the last reported sales price of our common stock was $[ ] per share.

Q.	May I sell my warrants?

A.	Yes. Although we do not intend to have the warrants listed on any exchange, you may be able to sell your warrants in the Pink Sheets® over-the-counter market or in a private transaction. We cannot assure you that there will be a market to sell the warrants, or the price at which you will be able to sell your warrants.

Q	What happens to my warrants if I Sell my new shares before I exercise my warrants?

A.	Nothing. We have registered each component of the investment unit in this rights offering. You may exercise your warrants even if you have sold your new shares prior to the exercise of your warrants.

Q.	Will Corning complete the rights offering if shareholders do not subscribe for a minimum number of investment units?

A.	We may complete this offering even if we do not receive subscriptions for any specific number of investment units. We are not obligated, prior to the completion of the rights offering, to inform you how many investment units have been subscribed for, and we do not expect to announce publicly the results of the rights offering until after its completion.

Q.	Are there any conditions to the rights offering?

A.	We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive this and choose to proceed with this rights offering even if these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Q.	Can Corning cancel this rights offering?

A.	Yes. We may cancel this rights offering, in whole or in part, in our sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock) If we cancel this rights offering, any money received from subscribing shareholders will be refunded promptly, without interest or deduction.

Q.	If the rights offering is not completed, will my subscription payment be refunded to me?

A.	Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q.	What should I do if I have other questions?

A.	If you have questions or need assistance, please contact Registrar and Transfer Company, the subscription agent, at 800-368-5948. For a more complete description of the rights offering, see “The Rights Offering,” beginning at page 15.

Risk Factors

An investment in the investment units involves significant risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making any decision.

Risks Related to Corning

Our cash flows from operations will not be sufficient to fund our extraordinary capital expenditures.

We do not generate sufficient cash flows from operations to meet all of our cash needs. As part of our 2006 rate order set by the NYPSC, we are required to make substantial capital expenditures to upgrade our distribution system. We also continue to have debt retirement obligations of approximately $900,000 per year. In addition, our future cash flow needs may be impacted by the outcome of pending litigation arising from the proposed merger with C&T Enterprises, Inc. that was terminated in October 2006.

If an insufficient number of the subscription rights offered pursuant to this offering are exercised, we may not have sufficient funds to meet our cash needs and our inability to do so would have a material adverse effect on our business and results of operations.

We may require additional financing.

In order to fund our extraordinary capital expenditures, we may need to obtain additional equity or debt financing. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of debt would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Additional financing may have unacceptable terms or may not be available at all. If we cannot raise additional capital on acceptable terms, we may not be able to finance the expansion and upgrading of our distribution system, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements.

Our operations could be adversely affected by fluctuations in the price of natural gas.

Prices for natural gas are subject to volatile fluctuations in response to changes in supply and other market conditions. While these costs are usually passed on to customers pursuant to natural gas adjustment clauses and therefore do not pose a direct risk to earnings, we are unable to predict what effect a sharp increase in natural gas prices may have on our customers’ energy consumption or ability to pay. Higher prices to customers can lead to higher bad debt expense and customer conservation. Higher prices may also have an adverse effect on our cash flow as typically we are required to pay for our natural gas prior to receiving payments for the natural gas from our customers.

Operational issues beyond our control could have an adverse effect on our business.

Our ability to provide natural gas depends both on our own operations and facilities and that of third parties, including local gas producers and natural gas pipeline operators from whom we receive our natural gas supply. The loss of use or destruction of our facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Although we carry property insurance to protect our assets and have regulatory agreements that provide for the recovery of losses for such incidents, our losses may not be fully recoverable through insurance or customer rates.

Significantly warmer than normal weather conditions may affect the sale of natural gas and adversely impact our financial position and the results of our operations.

The demand for natural gas is directly affected by weather conditions. Significantly warmer than normal weather conditions in our service areas could greatly reduce our earnings and cash flows as a result of lower gas sales levels. Although we mitigate the risk of warmer winter weather through the weather normalization clauses in our tariffs, we may not always be able to fully recover all lost revenues as the weather mitigation rate design provides only partial protection for warmer than normal weather.

There are inherent risks associated with storing and transporting natural gas, which could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas distribution activities, such as leaks, accidental explosions and mechanical problems that could cause substantial financial losses. These risks could, if they occur, result in the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to us. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties against us. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our financial position and results of operations.

Changes in regional economic conditions could reduce the demand for natural gas.

Our business follows the economic cycle of the customers in our service regions, Corning, Bath and Hammondsport, New York. A falling, slow or sluggish economy that would reduce the demand for natural gas in the areas in which we are doing business by forcing temporary plant shutdowns, closing operations or slow economic growth would reduce our earnings potential.

Many of our commercial and industrial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn my lead to a decrease in the amount of natural gas they require for production.

Our earnings may decrease in the event of adverse regulatory actions.

Our operations are subject to the jurisdiction of the NYPSC. The NYPSC approves the rates that we may charge to our customers. If we are required in a rate proceeding to reduce the rates we charge our customers, or if we are unable to obtain approval for rate relief from the NYPSC, particularly when necessary to cover increased costs, including costs that may be incurred in connection with mandated infrastructure improvements, our earnings may decrease.

We are engaged in ongoing litigation that may result in payments to third parties, which could harm our business and financial results.

We are currently involved in litigation arising from the proposed merger with C&T that was terminated in October 2006 which is summarized below.

In late October and November 2006, the law firm of Rich May requested that we issue two notes to the firm for legal fees in the principal amounts of $275,364.28 and $53,503.53, and sign a letter agreement regarding payment of the fees. At the time, Corning was in the midst of negotiating several significant transactions and the prior board decided to issue the notes to retain Rich May’s representation. The current board had concerns about the propriety of the notes when it learned of them and entered into discussions with Rich May to resolve the matter. Because of these concerns, we have not made all payments required by each of the notes and on February 13, 2007, Rich May filed suit against Corning in Suffolk Superior Court in Suffolk County, Massachusetts, to collect on the notes. Rich May demanded damages of approximately $300,000, plus interest, costs and attorneys’ fees. We subsequently removed the case to the United States District Court for the District of Massachusetts (Case No. 1:07-CV-10443-WGY). On March 27, 2007, we filed our answer and counterclaim alleging several affirmative defenses to Rich May’s claim and bringing counterclaims against the firm for, among other things, legal malpractice and breach of fiduciary duty. On May 7, 2007, Rich May filed a Motion for Summary Judgment. On May 21, 2007, we filed a Rule 56(f) Response to Rich May’s Summary Judgment Motion, seeking an opportunity to conduct discovery. On May 25, 2007, Rich May filed its Supplemental Complaint containing additional claims against us. On June 11, 2007, we filed our Answer to the Supplemental Complaint and the Verified Amended Counterclaim bringing additional claims against Rich May. At a hearing held on June 26, 2007, the judge granted our request for discovery and provisionally allowed in part and denied in part Rich May’s motion for summary judgment pending the outcome of discovery. We intend to proceed with discovery and to defend this suit vigorously.

In December 2003, Corning entered into an agreement with Aramar Capital Group, LLC appointing Aramar as its financial advisor in connection with the potential sale of the company. As Corning’s financial advisor, Aramar was responsible for preparing the necessary selling documents, contacting potential buyers and assisting Corning with negotiations. In May 2006, Corning entered into a merger agreement with C&T Enterprises, Inc. pursuant to which C&T agreed to purchase all of Corning’s outstanding shares, subject to approval of the merger by Corning’s shareholders. At a special meeting of Corning’s shareholders on October 11, 2006, the company failed to secure the requisite number of affirmative votes for the merger. C&T terminated the merger on October 16, 2006, citing three provisions in the merger agreement.

After terminating the merger agreement, C&T demanded that Corning pay C&T a termination fee in the amount of $250,000. We do not believe that we owe C&T the termination fee and on April 25, 2007, we filed a Summons with Notice in the Supreme Court of New York, Steuben County (Index No. 96686), seeking a judgment declaring whether Corning owes C&T the termination fee under the terms of the merger agreement. On May 29, 2007, C&T filed a Notice of Removal to remove the pending action from Steuben County to the U.S. District Court, Western District of New York. As a result of the Notice of Removal, we filed a Complaint for Declaratory Judgment with the U.S. District Court, Western District of New York on June 4, 2007. C&T has until July 20, 2007 to file an answer to our Complaint for Declaratory Judgment.

Following the failed merger, Aramar demanded additional fees under the terms of the agreement between Aramar and Corning. We do not believe we owe Aramar any further fees under the agreement and on April 25, 2007, we filed a Summons with Notice in the Supreme Court of New York, Steuben County (Index No. 96685) seeking a judgment declaring whether Corning owes Aramar the aforementioned fees. On April 26, 2007, Aramar filed suit against Corning for fees in excess of $550,000 in the Supreme Court of New York, New York County (Index No. 601380-07). We intend to defend this suit vigorously. On May 11, 2007, we filed our answer alleging several defenses to Aramar’s claims. In addition, we filed a demand that the case be removed to Steuben County. As of the date of this filing, we are in settlement discussions with Aramar.

We cannot predict the outcome of any of these proceedings. In the event that there is an adverse ruling in any of the legal actions, we may be required to make payments to third parties that could harm our business or financial results. Furthermore, regardless of the merits of any claim, the continued maintenance of these legal proceedings may result in substantial legal expense and the diversion of management’s time and attention away from our other business operations, which could harm our business.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees. Although we have entered into an employment agreement with Michael I. German, our president and chief executive officer, Mr. German and other significant employees who have not entered into employment agreements may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business.

Concentration of share ownership among our largest shareholders may prevent other shareholders from influencing significant corporate decisions.

Richard M. Osborne, chairman of the board, Michael I. German, president and chief executive officer, and our largest unaffiliated shareholder currently own approximately 41% of our outstanding common stock. As a result, these individuals, if they chose to act together, will have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other shareholders with differing interests from these shareholders.

The Company’s profitability may be adversely affected by increased competition.

We are in a geographical area with a number of interstate pipelines and local production sources. If a major customer decided to connect directly to either an interstate pipeline or a local producer, our earnings and revenues would decrease.

Risks Related to the Rights Offering

The subscription price determined for this offering is not an indication of our value or the value of our common stock.

The subscription price was set by our board of directors at $16.00 per investment unit. Our board of directors considered a number of factors in establishing the subscription price, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, and because the investment units include both shares of common stock and warrants to purchase common stock (for which no market exists), the trading price of our common stock may be below the subscription price even at the closing of the rights offering. On [          ], 2007 the last reported sales price for our common stock on the OTC Bulletin Board® was $[     ] per share. You should not consider the subscription price to be an indication of our value or any assurance of future value.

Once you exercise your subscription rights, you may not revoke the exercise even if you no longer desire to invest in us, and you could be committed to buying shares above the current market price, even if we decide to extend the expiration date of the subscription period.

Even if circumstances arise after you have exercised your subscription rights that eliminate your interest in investing in the investment units, including if the public trading market price of our common stock declines before the subscription rights expire, you will be required to purchase the investment units for which you subscribed.

We may, in our discretion, extend the expiration date of the subscription period. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price — including during any potential extension of time — you may suffer a loss on your investment upon the exercise of rights to acquire the investment units.

You may have to wait to resell the shares and warrants you purchase in the rights offering.

Until certificates are delivered, you may not be able to sell the shares of common stock and warrants that you have purchased in the rights offering. This means that you may have to wait until you (or your broker or other nominee) have received stock and warrant certificates. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of the offering. However, we cannot assure you that the market price of our common stock and warrants purchased pursuant to the exercise of rights will not decline, including in the case of shares of our common stock, a decline below the subscription price, before we are able to deliver your certificates. For shares and warrants purchased pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after all prorations and adjustments contemplated by the terms of the offering have been effected.

If you make payment of the subscription price by personal check, your check may not have cleared in sufficient time to enable you to purchase investment units in this rights offering.

Any personal check used to pay for investment units to be issued in this rights offering must clear prior to the expiration date of the offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for investment units by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the investment units you attempted to purchase and you will lose the value of your subscription rights.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering, or if you exercise your oversubscription privilege and are not allocated all the investment units for which you over-subscribed, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

We do not expect an active market for the warrants to develop.

We do not intend to have the warrants listed on any exchange. Any sales of the warrants would be conducted in the Pink Sheets® over-the-counter market or in a private transaction. We cannot assure you that there will be a market to sell the warrants, or the price at which you will be able to sell your warrants.

About Corning Natural Gas Corporation

Overview

Incorporated in 1904, we are a public utility company headquartered in Corning, New York. Our primary business is a regulated natural gas distribution business with operations in New York.

We purchase, transport, distribute and sell natural gas to approximately 14,500 customers in the Corning and Hammondsport, New York areas. We have approximately 400 miles of gas distribution and transmission pipelines in our service areas with a population of approximately 50,000. Our customer base includes residential, commercial, industrial and municipal customers in the Corning area and a gas utility that services the Bath area.

At December 31, 2006, we provided service to 10,154 residential customers, 769 small and large commercial customers and 3,568 aggregation customers. Our largest customers are Corning Incorporated, New York State Electric & Gas and Bath Electric, Gas & Water Systems.

Our natural gas supply comes from third-party providers and from natural gas held in storage. We have entered into a supply arrangement with VPEM for natural gas through the fall of 2007. Currently, we are evaluating proposals for the management of our capacity and storage assets through the fall of 2008. We have contracted for storage capacity of approximately 586,000 Dth.

Our business is highly seasonal because a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes weather normalization clauses in our tariffs which are designed to mitigate the effect of departures from normal temperatures on both our earnings and cost to our customers.

Our utility operations are subject to regulation by the New York Public Service Commission, or the NYPSC, as to rates, service area, adequacy of service and safety standards.

Recent Industry Trends

Since 2000 domestic energy markets have experienced significant price increases and price volatility. Natural gas markets have been particularly volatile, principally due to weather. Rising natural gas prices have resulted in a surge in supply-related investment that we believe has stabilized domestic production, causing an increase in the supply of natural gas. Increasing supplies and price induced conservation have favorably impacted natural gas prices and this trend is likely to continue. Given the current environment, we expect that natural gas will maintain a favorable competitive position compared to other fossil fuels. Given natural gas’ clean burning attributes, we believe environmental regulations may enhance this competitive outlook.

Our Operating and Growth Strategy

We intend to enhance shareholder value through revenue growth and reduction of our operating costs. As a gas utility, our earnings are primarily determined by a rate of return set by the NYPSC on the investments in our facilities and equipment (i.e., our rate base) to ensure service to our customers. Over the next several years, we intend to make significant capital investments to ensure the safety and reliability of our gas network. Based on these capital investments, we anticipate that we will increase our rate base. In addition, we have identified growth opportunities that we believe will contribute to our revenues, earnings and rate base, including growth in our existing service territory, expansion into new areas and increased connections with local production sources.

Experienced Management Team

Our executive management team and board of directors have over 130 years of collective experience in the utility industry.

Our principal executive offices are located at 330 West William Street, Corning, New York 14830, and our telephone number is 607-936-3755. Our web site is www.corninggas.com. The information available on our web site is not part of this prospectus or any other reports filed by us with the SEC.

Use of Proceeds

If all of the subscription rights offered pursuant to this offering are exercised in full, we will receive total gross proceeds of approximately $8.1 million. After related offering expenses, which we estimate will approximate $300,000, we expect that our net proceeds will be approximately $7.8 million. We intend to use the net proceeds from this offering and cash flows from our existing operations for capital expenditures, including replacement of distribution mains and customer service lines, the retirement of debt, future growth in our existing service territory, expansion into new areas and increased connections with local production sources. The following table illustrates our estimated sources and uses of funds in connection with this offering as of [          ], 2007.

Sources of Funds		Uses of Funds
(In millions)		(In millions)

Investment Units Offered	$8.1	Capital Expenditures	$5.3
		Retirement of Debt*	$2.0
		Growth Opportunities	$0.5
		Offering Expenses	$0.3

Total Source of Funds	$8.1	Total Uses of Funds	$8.1

*	Corning maintains a line of credit with Community Bank for working capital requirements. The line of credit bears interest at 8.25% per annum and is payable on demand.

Determination of Offering Price

Our board of directors determined the price for the investment units and the exercise price of the warrants comprising a part of each investment unit based on the information available to the board. Our board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. Our board of directors considered a number of factors in establishing the subscription price, including the historic and then current market price of our common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, and because the investment units include both shares of common stock and warrants to purchase common stock (for which no market exists), the trading price of our common stock may be below the subscription price even at the closing of this rights offering.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price of the offering. On [          ], 2007 the last reported sales price for our common stock on the OTC Bulletin Board® was $[     ] per share. You should not consider the subscription price to be an indication of our value or any assurance of future value.

The Rights Offering

Background of the Rights Offering

In May 2006, we received an order from the NYPSC adopting certain performance targets and incentives. The order provided that, among other things, we must replace some of our existing infrastructure to maintain reliable service levels. In addition, we must attempt to raise $1.5 million through an issuance of shares of our common stock to increase our financial strength. In implementing the NYPSC’s order, our board of directors determined to offer 506,918 investment units to all holders of our common stock pursuant to a registered rights offering in order to raise approximately $8.1 million in gross proceeds.

In approving the rights offering, our board of directors carefully evaluated our need for additional capital and financial flexibility. The board also considered alternative capital raising methods that are available to us, including, among other things, the costs and expenses associated with such methods. In conducting its analysis, the board also considered the effect on the ownership percentage of the current holders of our common stock caused by the rights offering, the pro-rata nature of a rights offering to our shareholders, the market price of our common stock and general conditions of the securities markets.

After weighing the factors discussed above and the effect of the rights offering of generating approximately $8.1 million in gross proceeds as additional capital for us, we believe that the rights offering is the best alternative to raise capital and in the best interests of Corning and our shareholders. We believe that the rights offering will strengthen our financial condition through generating additional cash, reducing our debt, and increasing our shareholders’ equity. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

We will distribute to each holder of record of our common stock on the record date, at no charge, one transferable subscription right for each share of our common stock owned. The record date for this rights offering is 5:00 p.m., New York City time, on <record date>. We will distribute 506,918 subscription rights. The subscription rights will be evidenced by rights certificates. Each subscription right will allow you to purchase one investment unit at a subscription price of $16.00 per investment unit. Each investment unit will consist of one share of our common stock and one four-year warrant to purchase 0.7 shares of our common stock for $19.00. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional investment units under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of investment units is unavailable to fully satisfy the over-subscription privilege requests, the available investment units will be sold pro rata among holders of subscription rights who exercised their over-subscription privilege based on the number of investment units each subscription rights holder subscribed for under the basic subscription privilege.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “— Instructions to Beneficial Owners” at page 19.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on [          ], three business days prior to the expiration date. In addition, we will not issue fractional shares upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

Expiration of the Rights Offering, Extensions and Amendments

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on <expiration date>, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the rights offering as required by applicable law, and we may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. If we make an amendment that we consider significant, we will mail notice of the amendment to all shareholders of record as of the record date and extend the expiration date by at least ten days. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one investment unit per subscription right, upon delivery of the required documents and payment of the subscription price of $16.00 per investment unit, before the expiration of the rights offering. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver certificates representing shares of common stock and warrants purchased with the basic subscription privilege as soon as practicable after this rights offering has expired.

Over-Subscription Privilege

In addition to your basic subscription privilege, you may also subscribe for additional investment units, upon delivery of the required documents and payment of the subscription price of $16.00 per investment unit, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you must pay in full for the number of investment units you purchase with your basic subscription privilege and the number of investment units you wish to purchase with your over-subscription privilege.

The number of investment units that will be available for sale pursuant to the over-subscription privilege will be equal to the number of investment units for which holders have not exercised their basic subscription privileges.

•	If the number of investment units requested by all holders exercising the over-subscription privilege is less than the total number of investment units available, then each person exercising the over-subscription privilege will receive the total number of investment units requested.

•	If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata among the over-subscribing rights holders. “Pro rata” means in proportion to the number of investment units that you and the other holders of subscription rights have purchased by exercising your over-subscription privileges.

You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to exercise fully your basic subscription privilege with respect to the subscription rights you own individually, and you do not have to subscribe for any investment units under the basic subscription privilege owned with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

If you exercise your over-subscription privilege and are allocated less than all of the investment units for which you wish to subscribe, your excess payment for investment units that are not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver certificates representing shares of common stock and warrants purchased with the over-subscription privilege as soon as practicable after this rights offering has expired and after all pro rata allocations and adjustments have been completed.

Conditions to this Rights Offering

We may terminate this rights offering, in whole or in part, if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make the offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this offering. We may waive this condition and choose to proceed with the offering even if these events occur. If we terminate the offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “— Cancellation of the Rights Offering” at page 23.

Method of Subscription; Exercise of Rights

You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on <expiration date> the expiration date of this rights offering:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation, and

•	your full subscription price payment for each investment unit subscribed for under your subscription privileges, including each investment unit subscribed for under both your basic subscription privilege and your over-subscription privilege.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on <expiration date>, the expiration date of this rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to the expiration of this rights offering.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of investment units for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent, or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at Commerce Bank, ABA No. 2759952787, Account No. 031201360.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check,

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or

•	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date of the rights offering. If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration date.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below.

By mail, hand delivery or overnight courier to:

10 Commerce Drive
Cranford, NJ 07016

Attn: Reorganization Department

You may call the subscription agent at 800-368-5948.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Errors in Exercise; Incorrect Subscription Payment Amount

If you do not indicate the number of subscription rights being exercised, if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, or if your aggregate subscription price payment is greater than the amount you owe for your subscription, the subscription agent will attempt to contact you to correct the discrepancy. However, if the subscription agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your basic subscription privilege. Neither we nor the subscription agent will be liable for failure to contact you.

Your Funds Will Be Held by the Subscription Agent Until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other holders of subscription rights until we issue shares of our common stock and warrants to purchase shares of our common stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights, or

•	you are an eligible institution.

Instructions to Nominee Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on <record date>, the record date for this rights offering, you should notify the respective beneficial owners of those shares of this rights offering as soon as possible to find out their intentions with respect to their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the form entitled “Beneficial Owner Election Form” we have provided to you for your distribution to beneficial owners. If the beneficial owners so instruct, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we are providing to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Instructions to Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we are asking your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact your nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

The subscription agent will attempt to notify you of any or irregularity in connection with your submission of subscription rights certificates; however neither we nor the subscription agent will be liable for failure to so notify you. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock and/or warrants to you could be deemed unlawful under applicable law.

Regulatory Limitations

The exercise of your subscription rights may increase your ownership interest in our common stock. Pursuant to the regulations of the NYPSC, if you own more than 1% of our common stock, you may be disclosed in our reports filed with the NYPSC. If you own more than 5% of our common stock, you may be prohibited from engaging in certain transactions with us without the approval of the NYPSC. In addition, if you own more than 5% of our common stock, you are required to make certain filings with the SEC. Finally, if you own more than 20% of our common stock, you are prohibited from engaged in certain transactions with us without the approval of our board of directors or shareholders pursuant to the New York business corporation law, or the NYBCL.

We will not be required to issue to you investment units pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the investment units (including shares of our common stock or warrants to purchase shares of our common stock comprising such investment units) if, at the time this rights offering expires, you have not obtained the required clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the expiration date for this rights offering your subscription price payment in full for each investment unit you subscribed for under your subscription privileges in the manner set forth above in “— Method of Payment,”

•	deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Corning Natural Gas Corporation Rights Certificates” distributed with your subscription rights certificates, and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name,

•	the number of subscription rights represented by your subscription rights certificates, the number of investment units for which you are subscribing under your basic subscription privilege and the number of investment units for which you are subscribing under your over-subscription privilege, if any, and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “— Delivery of Subscription Materials and Payment” at page 18. Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile at 908-497-2311. To confirm facsimile deliveries, you may call 800-368-5948. The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call 800-368-5948 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above.

Subscription Agent; No Underwriter

We have appointed Registrar and Transfer Company to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with this rights offering.

We have not engaged an underwriter in connection with this rights offering.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise, even if we extend the expiration date. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company, or DTC. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of investment units you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each investment unit that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $16.00 per investment unit. For more information with respect to how the subscription price was determined, see “Frequently Asked Questions About the Rights Offering” at page 4.

Foreign and Other Shareholders

The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to the expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Methods for Transferring and Selling Subscription Rights

You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. However, we will not take any steps to facilitate trading, and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. There has been no prior public market for the subscription rights, and we do not expect a trading market for the subscription rights to develop or, if a market develops, that the market will remain available throughout the subscription period. The rights will not be registered under any state securities laws, so you may not be able to transfer the rights in some states unless an exemption to such laws applies. You should consult your own counsel if you intend to sell or transfer your subscription rights.

If you do not exercise or sell your subscription rights, you will lose any value inherent in the subscription rights. See “— General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights” at page 23.

Transfer of Subscription Rights

You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register the portion of the subscription rights you wish to transfer in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing the transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription right certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

•	receive and process your transfer instructions, and

•	issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights

The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificates are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

Cancellation of the Rights Offering

Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board Recommendation

An investment in the investment units must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus beginning at page 9. Neither we nor our board of directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell, any or all of, their rights.

Shares of Common Stock and Warrants Outstanding after the Rights Offering

As of <record date>, there were 506,918 shares of our common stock outstanding. If all of the rights being issued are exercised, we will issue a total of 506,918 additional shares of common stock and 354,843 warrants to purchase shares of our common stock at an exercise price of $19.00 per share. Accordingly, assuming all of the shares of common stock and warrants forming the investment units offered in this rights offering are issued, there will be 1,013,836 shares of common stock and 354,843 warrants to purchase common stock outstanding immediately after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or warrants.

Interests of Officers and Directors in the Rights Offering

The officers and directors of Corning who hold shares of our common stock as of the record date will receive the same rights as other shareholders.

Description of Securities to be Registered

Investment Units

Each investment unit purchased in the rights offering will consist of one share of our common stock and one warrant to purchase common stock. See “— Capital Stock — Common Stock” and “— Warrants,” below.

Capital Stock

The following description of our capital stock and provisions of our restated certificate of incorporation and our second amended and restated bylaws are summaries and are qualified by reference to the certificate of incorporation and bylaws. A copy of our restated certificate of incorporation has been filed with the SEC as an exhibit to our Current Report on Form 8-K, filed with the SEC on June 28, 2007. A copy of our restated bylaws has been filed with the SEC as an exhibit to our preliminary proxy statement, filed with the SEC on March 6, 2007.

General Background

At our annual meeting of shareholders held on May 7, 2007, the holders of our common stock approved the following amendments to our certificate of incorporation: (a) the authorization of preferred stock, (b) the elimination of preemptive rights and (c) to allow holders of our common stock to act by less than unanimous written consent. In order to effectuate these amendments, we must obtain the approval of the NYPSC. Accordingly, we filed a petition with the NYPSC on July 2, 2007. Upon our receipt of the approval from the NYPSC, we will file the amended certificate of incorporation with the State of New York. If we do not receive approval from the NYPSC, these amendments will not become effective.

Our authorized capital stock consists of 3.5 million shares of common stock, par value $5.00 per share. As of April 2, 2007, there were 506,918 shares of common stock outstanding. Our certificate of incorporation does not prohibit us from issuing non-voting equity securities nor does it contain any redemption or sinking fund provisions.

Common Stock

All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of our common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our board of directors from legally available funds, property or stock and will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of our common stock have no redemption or conversion rights. Currently, holders of our common stock have preemptive rights which will be eliminated if the NYPSC approves the amendment.

The holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of our common stock do not have cumulative voting rights. Our common stock is not currently traded on any securities exchange. Shares of our common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board® under the symbol “CNIG.”

Preferred Stock

Upon approval of the NYPSC, our board of directors will be authorized, subject to certain limitations prescribed by law, to issue up to 500,000 shares of preferred stock in one or more classes or series and to fix the shares’ designations, powers, preferences and relative participation, option or other special rights and qualifications, limitation or restrictions, including the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Also, the issuance of preferred stock with voting and conversion rights could materially and adversely affect the voting power of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of Corning. We have no current plans to issue any preferred stock.

Warrants

The investment units to be issued in the rights offering will include warrants to purchase in aggregate up to 354,843 shares of our common stock.

The warrants that are being issued in the rights offering will be represented by warrant certificates to be issued pursuant to, and which will be governed by, a warrant agreement to be entered into between Registrar and Transfer Company, as warrant agent, and Corning.

You should review the form of warrant agreement and form of warrant certificate in respect of the warrants to be issued pursuant to the rights offering, which are included in this prospectus as Appendices C and D, respectively, for a complete description of the terms and conditions of the warrants.

The warrants are governed by the laws of the State of New York.

The warrants to be issued in the rights offering will be registered by the warrant agent on a register thereof, and are issued in certificated form.

We have authorized and reserved for issuance, and will at all times reserve and keep available out of our authorized but unissued common stock (or out of shares of common stock held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of shares issuable upon the exercise of the warrants. All shares of common stock that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to their issue.

Each warrant gives the holder the right to purchase 0.7 shares of our common stock at an exercise price of $19.00 per share, subject to adjustment as set forth below, within four years of the date of its issuance. Thus, the warrants to be issued in the rights offering will expire on the date that is four years after the closing of the rights offering.

The exercise price is subject to adjustment from time to time if, at any time during the term of the warrants, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split up of shares of common stock, or is decreased by a stock combination of the outstanding shares of common stock, in each case, in proportion to the increase or decrease in outstanding shares. Similarly, the number of shares of common stock that a holder of warrants is entitled to purchase will be adjusted to the number of shares obtained by multiplying the exercise price immediately prior to such adjustment by the number of shares purchasable pursuant to the warrants immediately prior to the adjustment, and dividing the product thereof by the exercise price resulting from the adjustment.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

The warrants will not entitle the holder to any of the rights of a shareholder of Corning, including without limitation any preemptive rights, voting rights or rights to dividends, except upon exercise in accordance with the terms of the warrants.

Indemnification of Directors and Officers

NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

NYBCL provides that the indemnification provisions contained in NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

Our restated articles of incorporation and by-laws provide that, to the fullest extent permitted by NYGCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify Corning for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with NYBCL.

In addition to the provisions of our restated articles of incorporation and by-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Michael I. German, our president and chief executive officer, which provides for us to indemnify Mr. German against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Summary of United States Federal Income Tax Consequences

The following discussion is a summary of the material United States federal income tax consequences of the rights offering to holders of our common stock. This discussion addresses only the federal income tax consequences to holders of common stock that hold their shares as capital assets and does not address all of the income tax consequences that may be relevant to particular holders of shares of common stock in light of their individual circumstances. This discussion does not address the tax consequences to holders of common stock who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, broker-dealers, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, persons who hold their shares as a result of a constructive sale or as part of a conversion transaction or holders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to holders of common stock under any state, local or foreign tax laws or the alternative minimum tax provisions of the Internal Revenue Code.

This discussion is not binding on the Internal Revenue Service or any court. It is based on the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, that could result in United States federal income tax consequences different from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the income tax consequences of the rights offering to holders of common stock.

Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Tax Consequences of the Rights Offering

The following discussion summarizes the United States federal income tax consequences to a holder of our common stock upon the holder’s initial receipt of the subscription rights and upon the subsequent exercise, expiration or sale of such rights.

Receipt of Subscription Rights

A holder of common stock will not recognize taxable income for federal income tax purposes upon the receipt of subscription rights in the rights offering.

Assuming that the distribution is not currently taxable, a holder’s tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

•	If the total fair market value of the subscription rights being distributed in this offering represents 15 percent or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate the basis of the holder’s shares of common stock (with respect to which the subscriptions rights were distributed) between such stock and the subscription rights received by such holder. This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution.

•	If the total fair market value of the subscription rights being distributed in this offering is less than 15 percent of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless the holder elects to allocate part of the basis of the holder’s shares of common stock (with respect to which the subscriptions rights were distributed) to the subscription rights. A holder makes such an election by attaching a statement to the holder’s tax return for the year in which the subscription rights are received. This election, once made, will be irrevocable with respect to those rights. Any holder that makes such election should retain a copy of the election and of the tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise. If the basis of a holder’s subscription rights is deemed to be zero because the fair market value of the subscription rights at the time of distribution is less than 15 percent of the fair market value of our common stock and because the holder does not make the election described above, the holder’s basis of the shares of common stock with respect to which such rights are received will not change.

The holding period for the subscriptions rights received by a holder of common stock in the rights offering will include the holder’s holding period for the common stock with respect to which the subscriptions rights were received.

Exercise of Subscription Rights

A holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering.

The tax basis of the common stock and warrants acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the holder’s tax basis, if any, in the subscription rights (determined as described above). This tax basis is allocated between the common stock and warrants acquired in proportion to their relative fair market values on the exercise date.

The holding period for the common stock and warrants acquired through exercise of the subscription rights will begin on the date the subscriptions rights are exercised. The holding period of stock subsequently acquired through the warrants will begin with the date the warrants are exercised.

If a holder subsequently exercises a warrant that the holder acquired through the prior exercise of the subscription rights, that holder will not recognize gain or loss upon the subsequent exercise of the warrant. The shares of common stock that the holder acquires as a result of exercising the warrant will have a tax basis equal to that holder’s adjusted basis in the warrant, plus the amount paid to exercise the warrant. The holding period of shares acquired upon exercise of a warrant will begin on the day after the warrant is exercised.

If a holder sells the warrant to another person, the holder will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder’s tax basis in the warrant (determined as described above). This gain or loss will be a capital gain or loss if the warrant is a capital asset in the hands of the seller. Whether the capital gain will be long-term or short-term capital gain will depend on the seller’s holding period for the warrant.

If the holder allows the warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, the holder will generally recognize a capital loss in an amount equal to the holder’s basis in the warrant. The loss is treated as short-term or long-term depending on the holder’s holding period in the warrant.

Expiration of Subscription Rights

A holder who allows the subscription rights to expire will not recognize any gain or loss, and no portion of the tax basis of the common stock owned by such holder with respect to which such subscription rights were received will be allocated to the unexercised subscription rights.

Sale of Subscription Rights

A holder that sells the subscription rights to another person will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder’s tax basis in the subscription rights being sold (determined as described above). Such gain or loss will be a capital gain or loss if the subscription right is a capital asset in the hands of the seller.

Plan of Distribution

We intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock on <record date>, the record date for this offering, promptly following the effective date of the registration statement of which this prospectus forms a part. In the event that the offering is not fully subscribed, holders of rights who exercise all of their rights in the rights offering will have the opportunity to subscribe for unsubscribed rights pursuant to an oversubscription right. See “The Rights Offering” at page 15. We have not agreed to enter into any standby or other arrangements to purchase or sell any rights or any shares of common stock except as otherwise disclosed in this prospectus. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $33,500. We estimate that our total expenses in connection with the rights offering will be approximately $300,000.

Legal Matters

Certain legal matters with respect to the validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by Kohrman Jackson & Krantz PLL.

Experts

The financial statements incorporated by reference in this prospectus have been audited by Rotenberg & Co., LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as exerts in auditing and accounting.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of our registration statement and the exhibits to the registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of the documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

We have elected to incorporate by reference into this prospectus some of the information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this prospectus, and any subsequent information that we file with the SEC will automatically update and supersede this information. Any information that we subsequently modify or supersede will not constitute a part of this prospectus, except as so modified or superseded. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 filed with the SEC on December 29, 2006, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on January 29, 2007 and as further amended by Amendment No. 2 on Form 10-K/A filed with the SEC on June 1, 2007,

•	our Quarterly Reports on Form 10-Q for the periods ended December 31, 2006 and March 31, 2007 filed with the SEC on February 14, 2007 and May 15, 2007, respectively, and

•	our Current Reports on Form 8-K filed with the SEC on October 17, 2006, December 6, 2006, December 22, 2006 and June 28, 2007.

You may request a copy of the information that we have incorporated by reference, at no cost, by writing or telephoning us at the following address:

Corning Natural Gas
330 West William St.
Corning, New York 14830
Attn: Stanley G. Sleve
Telephone: (607) 936-3755

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth costs and expenses payable by Corning in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC filing fee are estimates.

SEC registration fee	$456.00
Subscription Agent and Warrant Agent Fees	32,800.00
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and mailing expenses	1,200.00
Miscellaneous	*

Total	*

*	To be filed by amendment to the registration statement.

Item 15.	Indemnification of Officers and Directors.

Our restated articles of incorporation and by-laws provide that Corning will indemnify our directors, officers and certain other parties to the fullest extent permitted from time to time by the New York Business Corporation Law (“NYBCL”). NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

NYBCL provides that the indemnification provisions contained in NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

Our by-laws provide that, to the fullest extent permitted by NYGCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify Corning for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with NYBCL.

In addition to the provisions of our restated articles of incorporation and by-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Michael I. German, our president and chief executive officer, which requires us to indemnify Mr. German against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

Item 16.	Exhibits.

The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the exhibit index on page II-5.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on July 2, 2007.

Corning Natural Gas Corporation

By:	/s/ Michael I. German
Michael I. German
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

KNOWN ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael I. German and Firouzeh Sarhangi, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael I. German Michael I. German	Chief Executive Officer and President (Principal Executive Officer)	July 2, 2007

/s/ Firouzeh Sarhangi Firouzeh Sarhangi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2007

/s/ Richard M. Osborne Richard M. Osborne	Chairman of the Board	July 2, 2007

/s/ Henry B. Cook Henry B. Cook	Director	July 2, 2007

/s/ Ted W. Gibson Ted W. Gibson	Director	July 2, 2007

/s/ Stephen G. Rigo Stephen G. Rigo	Director	July 2, 2007

/s/ George J. Welch George J. Welch	Director	July 2, 2007

/s/ Thomas J. Smith Thomas J. Smith	Director	July 2, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

4.1	Form of Subscription Rights Certificate
4.2	Form of Warrant Certificate
4.3	Form of Warrant Agreement
5.1	Opinion of Kohrman Jackson & Krantz P.L.L.*
23.1	Consent of Rotenberg & Co., LLP
23.2	Consent of Kohrman Jackson & Krantz P.L.L. (included in Exhibit 5.1)*
24.1	Powers of Attorney (included in signature pages)
99.1	Instructions as to the use of Corning Natural Gas Corporation Subscription Rights Certificates

*	To be filed by amendment to the registration statement.